Ally Financial Demand Notes: Pricing Supplement

Pricing Supplement Dated: 10/28/2019	Rule 424 (b) (3)
(To Prospectus Dated December 12, 2017)	File No. 333-222012

Ally Financial Inc.
Demand Notes – Floating Rate

Effective Dates	Principal Amount	Rate	Yield

10/28/2019 through 11/03/2019	Under $15,000	1.65%	1.66%
	$15,000 through $50,000	1.85%	1.86%
	$50,000 and above	2.00%	2.02%